EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and effective as of January 6, 2006, by and between Bioenvision, Inc., a Delaware corporation (the “Company”), and David P. Luci (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Agreement”) dated as of March 31, 2003; and

WHEREAS, the parties wish to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and in the Agreement, the Company and the Executive agree as follows:

Section 1.          Waiver of Permitted Resignation Upon Hiring of Principal Accounting Officer. The Executive agrees that the Company’s hiring and/or employment of an individual other than the Executive to perform the duties of the Company’s chief financial officer, principal financial officer, and/or principal accounting officer prior to the expiration of the term of the Agreement (as defined in Section 2 of the Agreement) will not by itself constitute a Permitted Resignation (as defined in Section 9 of the Agreement), and the Executive hereby waives the right to claim good reason resignation rights under his Agreement based solely upon such hiring and/or employment.

Section 2.          Change in Title, Responsibilities. Upon the Company’s hiring and/or employment of an individual other than the Executive to perform the duties of the Company’s chief financial officer, principal financial officer, and/or principal accounting officer, the Executive shall be promoted to the office of Executive Vice President and General Counsel and shall have such increased duties and responsibilities as are consistent with that new office and/or as the Company’s CEO may reasonably request, including in the area of business development.

Section 3.          Additional Equity Grant. In connection with and consideration for this Amendment and in exchange for the promises the Executive makes herein, the Company will grant and issue to the Executive 50,000 shares of the Company’s common stock, without restriction, upon the earlier to occur of (a) the Company’s hiring and/or employment of an individual other than Executive to perform the duties of the Company’s chief financial officer, principal financial officer, and/or principal accounting officer or (b) a Change in Control (as defined in Section 9 of the Agreement). The Executive shall be deemed fully vested in the shares upon their issuance in accordance with this section.

Section 4.         Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

Section 5.          Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

Section 6.          Section Headings. Section headings in this Amendment are included for convenience of reference only and shall not be a part of this Amendment for any other purpose.

Section 7.         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

BIOENVISION, INC.

By: /s/ Christopher B. Wood
Name: Christopher B. Wood
Title: Chairman and Chief Executive Officer

/s/David P. Luci DAVID P. LUCI